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                            SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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/x/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WASHINGTON MUTUAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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                                                                   EXHIBIT 99.1

Contact:        Libby Hutchinson
                Washington Mutual
                (206) 461-2484
                1-800-228-WAMU (9268)

                Ian Campbell
                Great Western                                    April 10, 1997
                (818) 775-3773                            FOR IMMEDIATE RELEASE

               WASHINGTON MUTUAL ANNOUNCES $75 BILLION CRA PLEDGE

        LOS ANGELES -- Washington Mutual, Inc. (NASDAQ:WAMU) today announced a $75 billion, ten-year community reinvestment commitment to the western United States and Florida, pending the completion of its merger with Great Western Financial Corp. of Chatsworth, Calif.

        The commitment is the largest CRA pledge ever proposed by a depository institution.

        Accompanied by representatives of California's housing, shelter and non-profit organizations, Kerry Killinger, chairman, president and chief executive officer of Washington Mutual, outlined the details of the company's pledge from the Westminster-Watts Library, a site adjacent to where the company is currently constructing its newest branch in the Watts area of Los Angeles.

        "Washington Mutual has a well documented record of being a leader in housing and shelter-related loans and investments in the communities it serves. Our proposed merger with Great Western will enable us to enhance this leadership position as we continue to make community reinvestment an integral part of our ongoing business plan. Ultimately, this commitment will result in even stronger communities as reflected by higher home ownership rates and a greater number of jobs in low- and moderate-income communities," said Killinger.

        The major components of Washington Mutual's $75 billion pledge are as follows:

SINGLE FAMILY LENDING

        $50 billion in affordable housing loans to minorities and borrowers in low- and moderate-income census tracts. As part of this $50 billion commitment, the company will target $25 billion to borrowers with incomes less than 80 percent of median income.

CONSUMER LENDING

        $8 billion of consumer lending to borrowers of low- to moderate-income.

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MULTI-FAMILY HOUSING

        $7 billion of multi-family loans to projects serving tenants with incomes below 80 percent of median income.

SMALL BUSINESS LENDING

        $9 billion in small business loans of $50,000 or less. This would be an expansion of the small business loan program recently started by Great Western.

        Based on the Small Business Administration formula that predicts that one job will be created for every $35,000 in small business lending, Washington Mutual's commitment is expected to add nearly 257,000 jobs to the neighborhoods it serves.

COMMUNITY INVESTMENT

        $1 billion of investments in and loans to community development projects, low-income housing projects, tax-exempt housing revenue bonds, minority financial institutions and community banks and financial institutions targeting minority, racial, and ethnic communities or other community needs.

CHARITABLE GIVING

        Washington Mutual will return 2 percent of its pre-tax earnings to its neighborhoods through grants, sponsorships, gifts, in-kind donations of equipment and furnishings, paid employee volunteer time, and other financial support to affordable housing, consumer education, and K-12 education improvement, with an emphasis on underserved areas.

        "We are excited to add Great Western to our family, for it too has been an acknowledged leader with a strong history of community reinvestment. Our combined companies offer residents throughout the West and Southeast unequalled access to personal economic self-fulfillment and community vitality," continued Killinger.

        "This historic CRA pledge is yet another illustration why Washington Mutual is a superior business partner for Great Western," said John Maher, president and chief executive officer of Great Western Financial Corporation. "This CRA pledge will have a significant impact on the people and communities we serve."

        With a history dating back to 1889, Washington Mutual is a regional financial services company that provides a diversified line of products and services to consumers and small- to mid-

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sized businesses. Its subsidiaries provide consumer and commercial banking services, securities brokerage, mutual fund management, property/casualty and life insurance sales, and underwriting for insurance annuities. At Dec. 31, 1996, Washington Mutual and its subsidiaries had consolidated assets of $44.6 billion. The company operates more than 500 offices in nine western states.

        Washington Mutual ("Washington Mutual") and other certain persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western Financial Corporation ("Great Western") and a wholly-owned subsidiary of Washington Mutual pursuant to which each outstanding share of Great Western common stock would be converted in 0.9 shares of Washington Mutual common stock ("the Merger"). The participants may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman, Herbert M. Bridge, J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, Louis H. Pepper, William G. Reed, Jr. and James E. Stever); the following executive officers of Washington Mutual: Craig S. Davis, Steven P. Freimuth, Lee D. Lanoye, William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual: Karen Christensen, JoAnn DeGrande, William Ehrlich, James
B. Fitzgerald, Marc Kittner, and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bonderman, J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

        Other participants in the solicitation include Great Western and may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis E. Wood, Jr.); the following executive officers of Great
Western: J. Lance Erickson, Carl F. Geuther, Michael M. Pappas, A. William Schenck III, Ray W. Sims and Jaynie M. Studenmund; and the following other members of management of Great Western; Stephen F. Adams, Bruce F. Antenberg, Barry R. Barkley, Ian D. Campbell, Charles Coleman, Allen D. Meadows and John
A. Trotter (collectively, the "Great Western Participants"). As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities. The Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities.

        Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the

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following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great
Western: Steven B. Wolitzer, Philip R. Erianger, Sanjiv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the account of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities, or option contracts or other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 7, 1997, Lehman Brothers had positions in Washington Mutual
Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 3,509 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred.

        Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahmanson & Company, for which they received and may receive substantial fees. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, of that as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stock holders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Owens and Andrea Vitorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank V. McMahon, John Esposito, Alex Sun, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issues by Great Western and its affiliates ("Great Western Securities") for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts or other derivatives in or relating to Great Western Securities or Washington Mutual Securities.

        As of April 7, 1997, Goldman Sachs held positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 18,173 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 shares of Washington Mutual's common shares. As of April 7, 1997, Merrill Lynch had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "long" 7,125 of Great Western's common shares and (ii) net "long" 1,526 of Washington Mutual's common shares.

EDITOR'S NOTE: Washington Mutual's press releases are available at no charge through the company's News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-329-6236. On the Internet, press releases may be accessed at http://www.businesswire.com/cnn/wamu.htm.

Community Contacts:
------------------

Lori Gay
Executive Director
Los Angeles Neighborhood Housing Services
Tel: 213-749-7797

Evelyn Reeves
Past President
National Association of Real Estate Brokers
Tel: 213-299-7900